Exhibit 4.1

WARRANT

THIS WARRANT HAS BEEN ISSUED IN REPLACEMENT OF THAT CERTAIN WARRANT CERTIFICATE NO. 1 ORIGINALLY ISSUED ON JUNE 12, 2014 (THE “ORIGINAL WARRANT”) TO EVIDENCE THE ASSIGNMENT OF THE ORIGINAL WARRANT FROM THROWDOWN INDUSTRIES HOLDINGS, LLC (THE “ASSIGNOR”) TO XFIT BRANDS, INC. (THE “COMPANY”) AND ASSUMPTION OF THE ORIGINAL WARRANT BY THE COMPANY PURSUANT TO THE TERMS OF THAT CERTAIN ASSIGNMENT, ASSUMPTION AND RELEASE AGREEMENT, DATED AS OF NOVEMBER 26, 2014, BY AND AMONG ASSIGNOR, THE COMPANY AND PIMCO FUNDS: PRIVATE ACCOUNT PORTFOLIO SERIES: PIMCO HIGH YIELD PORTFOLIO, A SEPARATE INVESTMENT PORTFOLIO OF PIMCO FUNDS.

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW.

Warrant Certificate No.: 2

Original Issue Date: June 12, 2014

FOR VALUE RECEIVED, XFIT BRANDS, INC., a Nevada corporation (the “Company”), hereby certifies that PIMCO Funds: Private Account Portfolio Series: PIMCO High Yield Portfolio, a separate investment portfolio of PIMCO Funds, a Massachusetts business trust, or its registered assigns (the “Holder”) is entitled to purchase from the Company duly authorized and validly issued Capital Stock equal to the Applicable Percentage of the Capital Stock Deemed Outstanding, in each case, on the date of any exercise of this Warrant, at a purchase price equal to the applicable Exercise Price, all subject to the terms, conditions and adjustments set forth below in this Warrant.

1.          Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Applicable Percentage” means, as of any date of determination, ten percent (10%) less the aggregate of the Partial Exercise Percentages with respect to any shares of Capital Stock issued from time to time prior to such date of determination as a result of any partial exercise of this Warrant in accordance with Section 3.

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of New York, New York are authorized or obligated by law or executive order to close.

“Capital Stock” means (i) the common stock, par value $0.0001 per share, of the Company, and (ii) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the Company, or control or otherwise participate in the management or governance of the Company.

“Capital Stock Deemed Outstanding” means, at any given time, the sum (without duplication) of (i) all Capital Stock actually outstanding at such time, plus (ii) all Capital Stock reserved for issuance at such time under stock option or other equity incentive plans approved by the board of directors of the Company, but only to the extent such Capital Stock is actually subject to outstanding Options at such time, whether or not any outstanding Options are actually exercisable at such time, plus (iii) all Capital Stock issuable upon exercise of any other Options (other than Options described in clause (ii) above) actually outstanding at such time, plus (iv) all Capital Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), other than Convertible Securities that constitute Capital Stock actually outstanding at such time, in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time.

“Company” has the meaning set forth in the preamble.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Capital Stock, but excluding Options.

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., New York time, on a Business Day, including, without limitation, the receipt by the Company of the Exercise Notice, the Warrant and the applicable Exercise Price.

“Exercise Notice” has the meaning set forth in Section 3(a)(i).

“Exercise Period” has the meaning set forth in Section 2.

“Exercise Price” means the product of (i) the Applicable Percentage (in the case of an exercise of this Warrant in whole) or the Partial Exercise Percentage (in the case of an exercise of this Warrant in part) and (ii) $15,000,000.

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“Fair Market Value” means, as of any particular date: (i) the volume weighted average of the closing sales prices of the Capital Stock for such day on all domestic securities exchanges on which the Capital Stock may at the time be listed; (ii) if there have been no sales of the Capital Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Capital Stock on all such exchanges at the end of such day; (iii) if on any such day the Capital Stock is not listed on a domestic securities exchange, the closing sales price of the Capital Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (iv) if there have been no sales of the Capital Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Capital Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Capital Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Capital Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Capital Stock shall be the fair market value per share as determined jointly by the board of directors of the Company and the Holder.

“Holder” has the meaning set forth in the preamble.

“Options” means any warrants or other rights or options to subscribe for or purchase Capital Stock or Convertible Securities.

“Original Issue Date” means June 12, 2014.

“Partial Exercise Percentage” means, with respect to any partial exercise of this Warrant in accordance with Section 3, the percentage of the Capital Stock Deemed Outstanding on the date of such partial exercise specified by the Holder in the related Exercise Notice; provided, that such percentage shall in no event exceed the Applicable Percentage as of such date.

“Nasdaq” means The NASDAQ Stock Market LLC.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Pink OTC Markets” means the OTC Markets Group Inc. electronic interdealer quotation system, including OTCQX, OTCQB and OTC Pink.

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

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“Warrant Shares” means the Capital Stock or other equity interest in the Company then purchasable upon exercise of this Warrant in accordance with the terms of this Warrant.

2.          Term of Warrant. Subject to the terms and conditions hereof, at any time or from time to time after the date hereof and prior to 5:00 p.m., New York time, on June 12, 2024 or, if such day is not a Business Day, on the next preceding Business Day (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein). The Company shall give the Holder written notice of the expiration of the Exercise Period not less than thirty (30) days but not more than sixty (60) days prior to the end of the Exercise Period.

3.          Exercise of Warrant.

(a)          Exercise Procedure. This Warrant may be exercised from time to time on any Business Day during the Exercise Period, for all or any part of the unexercised Warrant Shares, upon:

(i)          surrender of this Warrant to the Company at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with an Exercise Notice in the form attached hereto as Exhibit A (each, an “Exercise Notice”), duly completed (including specifying whether such exercise is with respect to the Applicable Percentage or a stated Partial Exercise Percentage) and executed; and

(ii)         payment to the Company of the applicable Exercise Price in accordance with Section 3(b).

(b)          Payment of the Exercise Price. Payment of the applicable Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Notice, by the following methods:

(i)          by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Exercise Price;

(ii)         by instructing the Company to withhold a portion of the Warrant Shares then issuable upon exercise of this Warrant with an aggregate Fair Market Value as of the Exercise Date equal to such Exercise Price;

(iii)        by surrendering to the Company (x) Warrant Shares previously acquired by the Holder with an aggregate Fair Market Value as of the Exercise Date equal to such Exercise Price and/or (y) other securities of the Company having a value as of the Exercise Date equal to such Exercise Price (which value in the case of debt securities shall be the principal amount thereof plus accrued and unpaid interest and in the case of shares of Capital Stock shall be the Fair Market Value thereof); or

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(iv)        any combination of the foregoing.

(c)          Delivery of Capital Stock Certificates. Upon receipt by the Company of an Exercise Notice, surrender of this Warrant and payment of the applicable Exercise Price (in accordance with Section 3(a) hereof), the Company shall, as promptly as practicable, and in any event within two (2) Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Shares issuable upon such exercise. The certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Notice and shall be registered in the name of the Holder or, subject to compliance with Section 6 below, such other Person's name as shall be designated in the Exercise Notice. This Warrant shall be deemed to have been exercised and such certificate or certificates of Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder or holders of record of such Warrant Shares for all purposes, as of the Exercise Date.

(d)          Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, at the time of delivery of the certificate or certificates representing the Warrant Shares being issued in accordance with Section 3(c) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

(e)          Valid Issuance of Warrant and Warrant Shares; Payment of Taxes. With respect to the exercise of this warrant, the Company hereby represents, covenants and agrees:

(i)          This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(ii)         All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are validly issued and issued without violation of any preemptive or similar rights of any member of the Company and free and clear of all taxes, liens and charges.

(iii)        The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Capital Stock or other securities constituting Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

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(iv)        The Company shall use its best efforts to cause the Warrant Shares, immediately upon such exercise, to be listed on any domestic securities exchange upon which shares of Capital Stock or other securities constituting Warrant Shares are listed at the time of such exercise.

(v)         The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of the Warrant Shares by the Company upon exercise of this Warrant.

(f)          Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock, or otherwise), such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(g)          Reservation of Shares. During the Exercise Period, the Company shall at all times reserve and keep available, solely for the purpose of issuance upon the exercise of this Warrant, the maximum portion of Warrant Shares issuable upon the exercise of this Warrant. The Company shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue Capital Stock upon the exercise of this Warrant.

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4.          Effect of Certain Events on Warrant Shares.

(a)          Adjustment to Warrant Shares Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the equity of the Company, (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company's assets to another Person or (v) other similar transaction, in each case which entitles the holders of Capital Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Capital Stock, each Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of this Warrant shall thereafter be applicable, as nearly as possible, to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant. The provisions of this Section 4(a) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transaction. The Company shall not affect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and reasonably satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 4(a), the Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 2 instead of giving effect to the provisions contained in this Section 4(a) with respect to this Warrant.

(b)          Dividends and Distributions. Subject to the provisions of Section 4(a), if the Company shall, at any time or from time to time after the Original Issue Date, make or declare, or fix a record date for the determination of holders of Capital Stock entitled to receive, a dividend or any other distribution payable in securities of the Company (other than a dividend or distribution of shares of Capital Stock, Options or Convertible Securities in respect of outstanding shares of Capital Stock), cash or other property, then, and in each such event, provision shall be made so that the Holder shall receive upon exercise of the Warrant, in addition to the number of Warrant Shares receivable thereupon, the kind and amount of securities of the Company, cash or other property which the Holder would have been entitled to receive had the Warrant been exercised in full into Warrant Shares on the date of such event and had the Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained such securities, cash or other property receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 4(b) with respect to the rights of the Holder; provided, that no such provision shall be made if the Holder receives, simultaneously with the distribution to the holders of Capital Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as the Holder would have received if the Warrant had been exercised in full into Warrant Shares on the date of such event.

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(c)          Certificate as to Adjustment.

(i)          As promptly as reasonably practicable following any adjustment of the kind of Warrant Shares pursuant to the provisions of Section 4(a), but in any event not later than two (2) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)         As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than two (2) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer certifying the amount of other shares of stock, securities or assets then issuable upon exercise of the Warrant.

(d)          Notices. In the event:

(i)          that the Company shall take a record of the holders of its Capital Stock (or other securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any Capital Stock of any type or any other securities, or to receive any other security; or

(ii)         of any capital reorganization of the Company, any reclassification of the Capital Stock of the Company, any consolidation or merger of the Company with or into another Person, or sale of all or substantially all of the Company's assets to another Person; or

(iii)        of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company shall send or cause to be sent to the Holder at least 30 days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Capital Stock (or such other securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their Capital Stock (or such other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.

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5.          Purchase Rights. In addition to any adjustments pursuant to Section 4(a) above, if at any time the Company grants, issues or sells any Capital Stock, Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Capital Stock (the “Purchase Rights”), then the Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder would have acquired if the Holder had held the Warrant Shares acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Capital Stock are to be determined for the grant, issue or sale of such Purchase Rights.

6.          Transfer of Warrant. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed Assignment in the form attached hereto as Exhibit B. Upon such compliance, surrender and delivery, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled.

7.          Holder Not Deemed a Member; Limitations on Liability. Except as otherwise specifically provided herein (including Section 4(b)), prior to the issuance to the Holder of the Membership Interest to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of Capital Stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a member of the Company or any right to vote, give or withhold consent to any company action (whether any reorganization, issue of Capital Stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive distributions or subscription rights or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a member of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 7, the Company shall provide the Holder with copies of the same notices and other information given to the holders of Capital Stock of the Company generally, contemporaneously with the giving thereof to the holders.

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8.          Replacement on Loss; Division and Combination.

(a)          Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for equivalent Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

(b)          Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.

9.          No Impairment. The Company shall not, by amendment of its Certificate of Formation or Limited Liability Company Agreement, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

10.         Compliance with the Securities Act.

(a)          Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 10 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”). This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

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“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW.”

(b)          Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:

(i)          The Holder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.

(ii)         The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144A under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(iii)        The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects and financial condition of the Company.

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(c)          Registration Rights.

(i)          If the Company determines to register any of its securities, either for its own account or the account of a security holder or holders, other than (A) a registration on Form S-8 (or any successor form), (B) a registration on Form S-4 (or any successor form), or (C) a registration with respect to a distribution of shares of the Company’s common stock by TD Legacy, LLC, a Florida limited liability company to its members, the Company will include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, the Warrant Shares underlying this Warrant, subject to any reductions required due to the SEC’s interpretation of Rule 415 of the Securities Act.

(ii)         If, in connection with the underwritten public offering by the Company, the managing underwriter(s) advise the Company in writing that, in their opinion, the number of securities requested to be included in such registration exceeds the number that can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company will include in such registration (i) first, the securities proposed to be sold by the Company in such public offering; (ii) second, the Warrant Shares; and (iii) third, the securities that each other selling stockholder has requested that the Company  include in such registration.  The Holder agrees, if requested by the managing underwriter(s) for any such offering, to execute a lock up agreement in connection with any such registration for a period of the date of filing of such registration statement and ending 90 days after effectiveness of said registration statement.

(iii)        The Holder agrees, if requested by the Company, to execute a mutually acceptable registration rights agreement.

(iv)        All expenses incurred in connection with registrations, filings, or qualifications pursuant to this Section 10(c), including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the Holder shall be borne and paid by the Company.

11.         Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Company may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

12.         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).

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If to the Company:	XFit Brands, Inc. 18 Goodyear – Suite 125 Irvine, CA 92618 E-mail: dave.vautrin@throwdown.com Attention: David E. Vautrin

If to the Holder:	PIMCO Funds: Private Account Portfolio
Series: PIMCO High Yield Portfolio
c/o Pacific Investment Management Co.
840 Newport Center Dr. Newport Beach,
CA 92660
E-mail: Benson@pimco.com
Attention: Sandy Benson

13.         Cumulative Remedies. Except to the extent expressly provided in Section 7 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

14.         Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

15.         Entire Agreement. This Warrant constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

16.         Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

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17.         No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

18.         Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

19.         Amendment and Modification; Waiver. Except as otherwise expressly provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

20.         Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

21.         Governing Law. THIS WARRANT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY HERETO OR THERETO OR THE NEGOTIATION, EXECUTION OR PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

22.         Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Warrant or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York, in each case located in the city of New York and Borough of Manhattan, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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23.         Waiver of Jury Trial. EACH OF THE COMPANY AND THE HOLDER HEREBY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

24.         Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

25.         No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

XFIT BRANDS, INC.

By:	/s/ David E. Vautrin
Name: David E. Vautrin
Title: CEO

Accepted and agreed,

PIMCO FUNDS: PRIVATE
ACCOUNT PORTFOLIO SERIES:
PIMCO HIGH YIELD PORTFOLIO

By: Pacific Investment Management Company LLC, as its Investment Advisor, acting through Investors Fiduciary Trust Company, in the Nominee Name of IFTCO

By:	/s/ T. Christian Stracke
Name: T. Christian Stracke
Title: Managing Director

EXHIBIT A

WARRANT EXERCISE NOTICE

This Warrant Exercise Notice (this “Notice”), dated [_____ __], 20[__], relates to Warrant Number [__] dated [_], 20[__] (the “Warrant”) issued by XFit Brands, Inc., a Nevada corporation (the “Company”), to PIMCO Funds: Private Account Portfolio Series: PIMCO High Yield Portfolio, a separate investment portfolio of PIMCO Funds, a Massachusetts business trust (the “Holder”), pursuant to which the Holder is entitled to subscribe for and purchase the Warrant Shares described therein. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.          Exercise of the Warrant. On the date hereof, the Holder hereby exercises the Warrant for [the Applicable Percentage] [a Partial Exercise Percentage of [__]%] of the Capital Stock (the “Exercise”). In connection with the Exercise, Holder is delivering an executed copy of the Warrant herewith.

2.          Delivery of Capital Stock. In accordance with the Warrant, the Holder hereby requests the Company to deliver the Capital Stock referred to in paragraph 1 above in the denominations and registered to the Persons specified below:

Denomination	Register to

3.          Payment of Exercise Price. The applicable Exercise Price is $[_____]. In accordance with Section 3(b) of the Warrant, the Holder hereby designates the method of payment of such Exercise Price as follows:

(i)          With respect to [__]% of such Exercise Price, the Holder shall, no later than one (1) Business Day after the date of this Notice, deliver to the Company a certified or official bank check payable to the order of the Company or initiate a wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such portion of such Exercise Price.

(ii)         With respect to [__]% of such Exercise Price, the Holder hereby instructs the Company to withhold a portion of the Warrant Shares issuable upon this Exercise with an aggregate Fair Market Value as of the date hereof equal to such portion of such Exercise Price.

(iii)        With respect to [__]% of such Exercise Price, the Holder is surrendering to the Company herewith (x) Warrant Shares previously acquired by the Holder with an aggregate Fair Market Value as of the date hereof equal to such portion of such Exercise Price and/or (y) other securities of the Company having a value as of the date hereof equal to such portion of such Exercise Price (which value in the case of debt securities is the principal amount thereof plus accrued and unpaid interest and in the case of shares of Capital Stock is the Fair Market Value thereof).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Very Truly Yours,

PIMCO FUNDS: PRIVATE ACCOUNT PORTFOLIO SERIES: PIMCO HIGH YIELD PORTFOLIO
By: Pacific Investment Management Company LLC, as its Investment Advisor, acting through Investors Fiduciary Trust Company, in the Nominee Name of IFTCO

By:
Name:
Title:

EXHIBIT B

FORM OF ASSIGNMENT